EXHIBIT 4.1

Industry Canada Industrie Canada

Certificate of Amalgamation

Certificat de fusion

Canada Business Corporations Act

Loi canadienne sur les sociétés par actions

TransAlta Corporation

450493-3

Name of corporation-Dénomination de la société

Corporation number-Numéro de la société

I hereby certify that the above-named corporation resulted from an amalgamation, under section 185 of the *Canada Business Corporations Act,* of the corporations set out in the attached articles of amalgamation.

Je certifie que la société susmentionnée est issue d'une fusion, en vertu de l'article 185 de la *Loi canadienne sur les sociétés par actions,* des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints.

Richard G. Shaw
Director - Directeur

January 1, 2009 / le 1 janvier 2009

Date of Amalgamation - Date de fusion

Canada

Industry Canada | Industrie Canada

Canada Business Corporations Act (CBCA) | Loi canadienne sur les sociétés par actions (LCSA)

FORM 9 ARTICLES OF AMALGAMATION (SECTION 185)

FORMULAIRE 9 STATUTS DE FUSION (ARTICLE 185)

Form 9

1 -- Name of the Amalgamated Corporation / Dénomination sociale de la société issue de la fusion

TransAlta Corporation

2 -- The province or territory in Canada where the registered office is to be situated (do not indicate the full address) / La province ou le territoire au Canada où sera situé le siège social (n'indiquez pas l'adresse complète)

Alberta

3 -- The classes and any maximum number of shares that the corporation is authorized to issue / Catégories et tout nombre maximal d'actions que la société est autorisée à émettre

The annexed Schedule "A" is incorporated into this form.

4 -- Restrictions, if any, on share transfers / Restrictions sur le transfert des actions, s'il y a lieu

Not applicable

5 -- Minimum and maximum number of directors (for a fixed number of directors, please indicate the same number in both boxes) / Nombre minimal et maximal d'administrateurs (pour un nombre fixe, veuillez indiquer le même nombre dans les deux cases)

Minimum: 3 Maximum: 19 / Minimal : ☐ Maximal : ☐

6 -- Restrictions, if any, on business the corporation may carry on / Limites imposées à l'activité commerciale de la société, s'il y a lieu

Not applicable

7 -- Other provisions, if any / Autres dispositions, s'il y a lieu

The annexed Schedule "B" is incorporated into this form.

8 -- The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows: / La fusion a été approuvée en accord avec l'article ou le paragraphe de la Loi indiqué ci-après

☐ 183 ☑ 184(1) ☐ 184(2)

9 -- Declaration: I hereby certify that I am a director or an officer of the corporation. / Déclaration : J'atteste que je suis un administrateur ou un dirigeant de la société.

Name of the amalgamating corporations Dénomination social des sociétés fusionnantes	Corporation No. Nº de la société	Signature
TransAlta Corporation	285930-1	M. St Laurent
TransAlta Energy Corporation	421328-9	M. St Laurent
TransAlta Utilities Corporation	104116-	M. St Laurent
Keephills 3 GP Ltd.	709119-2	M. St Laurent
	-	
	-	

Note:
Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

Nota :
Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d'une amende maximale de 5 000 $ ou d'un emprisonnement maximal de six mois, ou de ces deux peines (paragraphe 250(1) de la LCSA).

IC3190 (2008/09), Page 1

4504933

Canada

C 23 DEC '08 12:38

Schedule “A”
TransAlta Corporation
1.	Common Shares

The Corporation shall be authorized to issue an unlimited number of Common Shares, having the following rights, privileges, restrictions and conditions attaching thereto:
(a)
Dividends.  The holders of Common Shares shall be entitled to receive dividends as and when declared by the board of directors of the Corporation, subject to the prior satisfaction of all preferential rights to dividends attached to all shares of other classes ranking in priority to the Common Shares in respect of dividends.

(b)
Voting Rights.  The holders of Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to one vote in respect of each Common Share held, except in respect of meetings at which only holders of a specified class or series of shares, other than the Common Shares, are entitled to vote.

(c)
Participation upon Liquidation, Dissolution or Winding Up.  In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary or for reorganization or otherwise, and upon any distribution of assets for the purpose of the winding up of its affairs or in the event of any distribution upon a reduction of stated capital, the holders of the Common Shares shall, subject to the prior rights and privileges attaching to any class of shares of the Corporation ranking prior to the Common Shares, be entitled to receive the remaining assets of the Corporation and the same shall be paid or distributed equally share for share to the holders of the Common Shares.

2.	First Preferred Shares

The Corporation shall be·authorized to issue an unlimited number of First Preferred Shares, issuable in series, and having the following rights, privileges, restrictions and conditions attaching thereto as a class:
(a)
Issuable in Series.  The First Preferred Shares may be issued from time to time in one or more series and, subject to these Articles, the board of directors is authorized to fix, from time to time before issuance, the designations, rights, privileges, restrictions and conditions to attach to the shares of each series of First Preferred Shares.

(b)
Seniority.  The First Preferred Shares of all series shall rank senior to all other shares of the Corporation with respect to priority in payment of dividends and with respect to distribution of assets in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of assets for the purpose of winding up its affairs or in the event of any distribution upon a reduction of stated capital.  The First Preferred Shares shall not be liable to cancellation or reduction by reason of loss or depreciation of the Corporation’s assets until all other shares of the Corporation shall have been exhausted.  The First Preferred Shares of each series shall rank equally with the First Preferred Shares of every other series.

(c)
Dividends.  The holders of First Preferred Shares shall be entitled to receive out of the net profits or surplus of the Corporation when and as declared by the board of directors cumulative dividends, payable quarterly, on the subscription price thereof, to shareholders of record on such days as shall be fixed by the board of directors from time to time.  The rate of dividend and the initial quarterly instalment date shall be determined by the board of directors at the time of issue of any one or more series of First Preferred Shares and dividends shall accrue and be cumulative from date of issue.  No dividends shall be declared, paid or set apart upon any other shares of the Corporation unless all cumulative dividends accrued upon the First Preferred Shares shall have been paid or declared and set apart.

(d)
Redemption.  Subject to the provisions relating to any particular series, the Corporation, upon resolution of the board of directors, may call for redemption and redeem, out of capital or otherwise, at any time the whole or from time to time any part of the then outstanding First Preferred Shares of any one or more series on payment for each share of such price or prices as may at the time be applicable to such series.  If the Corporation desires at any time to call for redemption and redeem less than all the outstanding First Preferred Shares of any one series, the shares to be redeemed shall be selected by lot in such manner as may be prescribed by resolution of the board of directors.

(e)
Idem.  In any case of redemption of First Preferred Shares under the provisions of paragraph (d) above, the Corporation shall, at least 30 days before the date fixed for redemption, mail to each registered holder of the First Preferred Shares to be redeemed a notice in writing of the intention of the Corporation to redeem such shares.  Such notice shall be mailed in a prepaid letter addressed to such registered holder at the registered address or addresses of such holder or holders,

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as the case may be, or in the event of the address of any such holder not so appearing, then to the last known address of such holder, provided, however, that accidental failure to give any such notice to one or more such holders shall not affect the validity of such redemption.  Such notice shall state the redemption price and the date on which redemption is to take place and, if part only of the shares held by the holder to whom it is addressed is to be redeemed, the number thereof so to be redeemed.  On or after the date fixed for redemption as specified in any such notice, the Corporation shall pay or cause to be paid to or to the order of the registered holder of the First Preferred Shares to be redeemed the redemption price on presentation and surrender of the certificates representing the shares called for redemption at the head office of the Corporation, or any other place designated in such notice, and upon payment of such redemption price as aforesaid to the holder or holders of any of the First Preferred Shares to be redeemed such shares shall thereupon be cancelled and shall not be reissued.  If a part only of the shares represented by any certificate be redeemed, a new certificate representing the balance shall be issued to the holder at the expense of the Corporation.  From and after the date fixed for redemption as specified in any such notice the First Preferred Shares thereby called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the redemption price shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected.  Should the holders of any of the First Preferred Shares so called for redemption fail to present the certificates representing such share s on the date fixed for redemption as specified in such notice, the Corporation shall have the right to deposit the redemption price of such shares with any chartered bank or banks or with any trust company or trust companies in Canada to the credit of a special account or accounts in trust for the respective holders of such shares to be paid to them respectively upon surrender to such bank or banks or trust company or trust companies of the certificate or certificates representing the same and upon such deposit or deposits being made such shares shall be cancelled and shall not be reissued and the rights of the respective holders thereof after such deposit shall be limited to receiving without interest their respective proportionate parts of the tot al redemption price so deposited upon presentation and surrender of the certificates representing such shares held by them, respectively.  Any interest allowed on such deposit or deposits shall belong to the Corporation.

(f)
Purchase by the Corporation.  Subject to the provisions relating to any particular series, the Corporation shall have the right at its option at any time and from time to time to acquire, out of capital or otherwise, any of the First Preferred Shares

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of any one or more series by purchase for cancellation in the open market, or by invitation for tenders addressed to all the holders of record of the said series, at a price or prices not exceeding in any case the redemption price applicable to such series under the provisions of paragraph (d) hereof, plus costs of purchase.  If, in response to any invitation for tenders, more First Preferred Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is willing to purchase, the Corporation will accept the lowest tender first and then tenders submitted at the next progressively higher prices, and if more shares are tendered at any such price than the Corporation is prepared to purchase then the Corporation shall accept such tenders in proportion as nearly as may be to the number of shares offered in each such tender.

(g)
Participation upon Liquidation, Dissolution or Winding Up.  In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary or for reorganization or otherwise, and upon any distribution of assets for the purpose of winding up its affairs or in the event of any distribution upon a reduction of stated capital, no sum whatever shall be paid to and no assets whatever shall be distributed among the holders of any shares ranking junior to the First Preferred Shares until there shall have been paid to the holders of the First Preferred Shares the subscription price of the First Preferred Shares held by them plus a sum equal to the premium payable in case of redemption and a sum equivalent to the arrears, if any, of the dividends accumulated on the First Preferred Shares to the date of such liquidation, dissolution, winding up or reduction of stated capital, as the case may be, whether or not earned or declared, and after payment to the holders of the First Preferred Shares of the moneys so payable to them they shall not be entitled to share any further in the distribution of the profits or assets of the Corporation.

(h)
Voting Rights.  The holders of any particular series of First Preferred Shares shall, if the board of directors so determines prior to the issuance of any such series, be entitled to the voting rights set forth in Schedule “Z” hereto.  Except as herein referred to or as required by law, the holders of the First Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

(i)
Further Issuances.  The holders of First Preferred Shares shall be subject to the right of the Corporation at any time and from time to time to issue additional shares of the Corporation including, without limiting the foregoing, the right to issue thereafter additional First Preferred Shares ranking equally with those now authorized.

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(j)
No Pre-emptive Rights.  The holders of the First Preferred Shares shall not as such be entitled to subscribe for or purchase or receive any part of any issue of shares or bonds, debentures or other securities of the Corporation otherwise than in accordance with the conversion, exchange or other rights, if any, which may from time to time attach to any series of the First Preferred Shares.

(k)
Amendment.  The provisions of paragraphs (a) to (l) inclusive may be repealed or amended only with the sanction of the holders of the First Preferred Shares given as hereinafter specified in addition to any other approval required by the Canada Business Corporations Act.

(l)
Idem.  The sanction of holders of the First Preferred Shares or of any series of the First Preferred Shares as to any and all matters referred to herein or as to any change adversely affecting the rights or privileges of the First Preferred Shares or of such series may, subject to the provisions applicable to such series, be given by resolution passed or by by-law sanctioned at a·meeting of such holders duly called for such purpose and at which the holders of at least 50% of the aggregate subscription price of the outstanding First Preferred Shares or series, as the case may be, are present or represented by proxy and carried by the affirmative vote of the holders of not less than 66 2/3% of the aggregate subscription price of the First Preferred Shares or series, as the case may be, represented and voted at such meeting cast on a poll.  If at any such meeting the holders of a majority of the outstanding First Preferred Shares or series, as the case may be, are not present or represented by proxy within half an hour after the time appointed for the meeting then the meeting shall be adjourned to such date being not less than 15 days later and to such time and place as may be appointed by the chairman and at least ten days’ notice shall be given of such adjourned meeting.  At such adjourned meeting the holders of First Preferred Shares present or represented by proxy shall form a quorum and a resolution passed by the affirmative vote of the holders of not less than 66 2/3% of the aggregate subscription price of the First Preferred Shares represented and voted at such adjourned meeting cast on a poll shall constitute the sanction of the holders of First Preferred.  Shares or series referred to in this paragraph.  On every poll taken at every such meeting or adjourned meeting every holder of First Preferred Shares shall be entitled to one vote for each full $25 of subscription price of First Preferred Shares held.

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Schedule “Z”
The holders of the [        ] Series First Preferred Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting unless and until the Corporation fails to pay in the aggregate six quarterly dividends on the [               ] Series First Preferred Shares pursuant to clause [  ] hereof  on the dates when the same should be paid, whether or not consecutive, and whether or not such dividends have been declared and whether or not there are any moneys of the Corporation properly applicable to the payment of dividends; thereafter, but only for so long as any dividends on the [               ] Series First Preferred Shares remain in arrears, the holders of the [        ] Series First Preferred Shares shall be entitled to one vote for each full $25 of subscription price of the [        ] Series First Preferred Shares held by them and in addition shall be entitled, voting separately and exclusively as a combined class with the holders of all series of First Preferred Shares who at such time are entitled to vote for the election of directors, to elect two members of the board of directors if the board consists of less than sixteen directors or three members of the board of directors if the board consists of sixteen or more directors.  Notwithstanding anything contained in the by-laws of the Corporation, the term of office of all persons who may be directors of the Corporation at any time when the right to elect directors shall accrue to the holders of the [        ] Series First Preferred Shares as provided in this paragraph or who may be appointed as directors thereafter and before a meeting of shareholders shall have been held shall terminate upon the election of directors at the next annual meeting of shareholders or at a special meeting of shareholders which may be held for the purpose of electing directors at any time after the accrual of such right to elect directors upon not less than 21 days’ written notice and which shall be called by the Secretary of the Corporation upon the written request of the holders of record of at least one-tenth of the aggregate subscription price of the then outstanding First Preferred Shares then entitled to vote for the election of directors; in default of the calling of such special meeting by the Secretary within five days after the making of such request such meeting may be called by any holder of record of First Preferred Shares then entitled to vote for the election of directors.  Any vacancy occurring among the members of the board elected to represent the holders of any First Preferred Shares in accordance with the foregoing provisions of this paragraph may be filled by the board with the consent and approval of a remaining director elected to represent the holders of First Preferred Shares but if there be no such remaining director the board may elect sufficient members to fill the vacancy or vacancies.  Whether or not such vacancies are so filled by the board, the holders of record of at least one-tenth of the aggregate subscription price of the then outstanding First Preferred Shares entitled to vote for the election of directors shall have the right to require the Secretary of the Corporation to call a meeting of the holders of First Preferred Shares entitled to vote for the election of directors for the purpose of filling the vacancies or replacing all or any of the persons filling such vacancies who have been appointed by the directors when there is no director in office who has been elected to represent the holders of First Preferred Shares

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entitled to vote for the election of directors.  Notwithstanding anything contained in the by-laws of the Corporation, (1) upon any termination of the said right to elect directors, the term of office of the directors elected or appointed to represent the holders of First Preferred Shares entitled to vote for the election of directors shall forthwith terminate and (2) it shall not be necessary for a person to be a holder of First Preferred Shares in order to qualify for election or appointment as a director of the Corporation to represent the holders of First Preferred Shares as described hereunder.

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Schedule “B”

TransAlta Corporation
7.	Higher Shareholder Vote for Certain Specified Transactions

The following provisions shall form part of the rights, privileges, restrictions and conditions attaching to the Common Shares as a class, the First Preferred Shares as a class and the Second Preferred Shares as a class:
7.1
Higher Vote for Specified Transactions.  Subject to subsections 7.5 and 7.6, in addition to any affirmative vote required by law or by these Articles, a resolution passed by the affirmative vote of a Majority of the Non-Interested Shareholders and of a majority of the votes cast by holders of Voting Shares shall be required in respect of:

(A)
any merger, amalgamation or consolidation of the Corporation or any Subsidiary of the Corporation with (i) a Major Shareholder or (ii) any other corporation (whether or not itself a Major Shareholder) which is, or after such merger, amalgamation or consolidation would as a result be, an Affiliate or Associate of a Major Shareholder;

(B)
the furnishing by the Corporation or any Subsidiary of the Corporation to a Major Shareholder or an Affiliate or Associate of a Major Shareholder of financial assistance in connection with any existing, contingent or future liability or obligation of the Major Shareholder or an Affiliate or Associate of the Major Shareholder or in connection with the creation, issue, redemption, purchase or cancellation of any securities of the Major Shareholder or of an Affiliate or Associate of the Major Shareholder;

(C)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) in any period of 12 consecutive months to or with a Major Shareholder or an Affiliate or Associate of a Major Shareholder of any assets, products or services of the Corporation or any Subsidiary of the Corporation, having an aggregate Fair Market Value (determined on a cumulative basis) of 5% or more of Common Shareholders’ Equity;

(D)
the purchase, lease or other acquisition (in one transaction or a series of transactions) in any period of 12 consecutive months by the Corporation or any Subsidiary of the Corporation from a Major Shareholder or an Affiliate or Associate of a Major Shareholder of assets, products or services having an aggregate Fair Market Value (determined on a cumulative basis) of 5% or more of Common Shareholders’ Equity;

(E)
the issue or transfer by the Corporation or any Subsidiary of the Corporation of any securities, or of rights, options or warrants to acquire any securities, of the Corporation or any Subsidiary of the Corporation (in one transaction or a series of transactions) in any period of 36 consecutive months to a Major Shareholder or an Affiliate or Associate of a Major Shareholder where the securities which are the Shareholder or an Affiliate or Associate of a Major Shareholder of the outstanding shares of any class of shares carrying voting rights or any securities convertible into shares carrying voting rights of the Corporation, a Subsidiary of the Corporation or any successor of the Corporation or any Subsidiary of the Corporation;

(F)
any reclassification of securities (including any subdivision or consolidation), capital reorganization or recapitalization of the Corporation or any Subsidiary of the Corporation, or any merger, amalgamation, arrangement or consolidation of the Corporation with any Subsidiary of the Corporation or any other body corporate or any other transaction (whether or not with or into or otherwise involving any Major Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share directly or indirectly owned by a Major Shareholder or an Affiliate or Associate of a Major Shareholder of the outstanding shares of any class of shares carrying voting rights or any securities convertible into shares of any class of shares carrying voting rights of the Corporation, any Subsidiary of the Corporation or any successor of the Corporation or any Subsidiary of the Corporation;

(G)	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed at any time that there is a Major Shareholder;
(H)	(i)	the creation of a class or series of shares, either by amendment of the Articles of Amalgamation of the Corporation, as amended, or by a resolution of the board of directors of the Corporation establishing the rights, privileges, restrictions and conditions attaching to a series of a previously authorized class of shares, as the case may be, which are Non-Voting Equity Shares or which would have the effect of making another class or series of securities Non-Voting Equity Shares; or
(ii)	a reorganization, arrangement, amalgamation or other form of business combination the effect of which is that any outstanding shares become Non-Voting Equity Shares; or
(I)	any agreement, contract or other arrangement providing for any one or more of the actions specified in clauses (A) through (H) of this subsection 7.1.
Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser vote may be otherwise specified, by law or by any other provision of the Articles of Amalgamation of the Corporation, as amended.

7.2	Certain Definitions. For the purposes of this Section 7:
(A)
“Affiliate”: a company shall be deemed to be an Affiliate of another company if one of them is the Subsidiary of the other or if both are Subsidiaries of the same company or if each of them is controlled by the same person or company.

(B)	“Associate” when used to indicate a relationship with any person means
(i)
a body corporate of which that person beneficially owns or controls, directly or indirectly, shares or securities currently convertible into shares carrying more than twenty percent (20%) of the voting rights exercisable in the election of directors under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase such shares or such convertible securities;

(ii)	a partner of that person;
(iii)	a trust or estate in which that person has a substantial beneficial interest or in respect of which he serves as a trustee or in a similar capacity;
(iv)	a spouse of that person or any person of the opposite sex with whom that person is living in a conjugal relationship outside marriage or a child of that person; and
(v)	a relative of a person mentioned in sub-clause (iv) if that relative has the same residence as that person.
(C)
“Beneficial Owner” means a person who has beneficial ownership of a security and includes a person who has beneficial ownership within the meaning of the CBCA and, in addition to but without limiting the foregoing, a person shall be considered a beneficial owner of any security (whether or not owned of record):

(i)
with respect to which such person or any Affiliate or Associate of such person, directly or indirectly, has or shares voting power, including the power to vote or direct the voting of such security, or investment power, including the power to dispose of or to direct the disposition of such security;

(ii)
if such person or any Affiliate or Associate of such person has the right to acquire such security (whether such right is exercisable immediately or after the passage of time or otherwise and whether such security shall then be issued or unissued) pursuant to any agreement, arrangement or understanding, written or oral, or upon the exercise of any conversion right, exchange right, purchase right, warrant or option or otherwise or the right to vote or direct the voting of such security pursuant to any agreement, arrangement or understanding, written or oral (whether such right is exercisable immediately or after the passage of time or otherwise); or
(iii)
which is beneficially owned within the meaning of sub-clauses (i) or (ii) by any other person with which such first-mentioned person, or any Associate or Affiliate of such person, has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any securities of the issuer of such security or acquiring, holding or disposing of all or substantially all of the property of such issuer;

and the terms “Beneficially Owned” and “Beneficial Ownership” shall have corresponding meanings.
For the purpose only of determining whether a person is the Beneficial Owner of a specified percentage of the outstanding Voting Shares, the number of outstanding Voting Shares shall be deemed to include any unissued Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, purchase rights, warrants, options or otherwise (whether or not the same are then capable of being exercised) and which are deemed to be Beneficially Owned by such person pursuant to the provisions of clause (C) of this subsection 7.2.
A person shall be deemed to be the Beneficial Owner of securities Beneficially Owned by a corporation controlled by such person or by an Affiliate of such corporation.
(D)	“CBCA” means the Canada Business Corporations Act, as amended, as in force and effect on the date of the Articles of Amalgamation of which these provisions form a part.
(E)
“Common Shareholders’ Equity” means the total amount of common shareholders’ equity of the Corporation, determined in accordance with generally accepted accounting principles, including, without limitation:

(i)	the stated capital of all Equity Shares of the Corporation;
(ii)	reinvested earnings; and
(iii)	contributed surplus;
as shown on the most recent audited consolidated financial statements of the Corporation.
(F)	“controlled”: a body corporate shall be deemed to be “controlled” by another person or two or more persons if:

(i)	securities entitled to vote in the election of directors carrying more than 50% of the votes for the election of directors are held by or for the benefit of the other person or persons; and
(ii)	the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such corporation.
(G)	“Equity Shares” means shares of the Corporation that carry a residual right to participate to an unlimited degree in earnings of the Corporation and in its assets upon liquidation or winding up.
(H)
“Fair Market Value” means (i) in the case of shares, the highest closing sale price during the 30 day period immediately preceding the date in question of such shares on The Toronto Stock Exchange, or, if such shares are not listed on such Exchange, on the principal securities exchange on which such shares are listed as determined by the directors in their sole discretion, or, if such shares are not listed on any such exchange, the fair market value on the date in question of such shares as determined by the board of directors in good faith; and (ii) in the case of property other than cash or shares, the fair market value of such property on the date in question as determined by the board of directors in good faith.

(I)
“financial assistance” includes, without limiting the generality of the words, the giving, granting or issuing of any loan, guarantee, indemnity or security, or the giving, granting or issuing of any undertaking or covenant involving the expenditure of funds now or in the future.

(J)	“Major Shareholder” means any person who or which:
(i)	is the Beneficial Owner of shares representing more than 20% of the votes that may be cast by the holders of Voting Shares;
(ii)
is a person who at any time within the two year period immediately prior to the date in question was the Beneficial Owner of shares representing more than 20% of the votes that may be cast by the holders of Voting Shares; or

(iii)	will be a Major Shareholder upon the completion of a Specified Transaction.
(K)
“Majority of the Non-Interested Shareholders” means a majority of votes cast by holders of Voting Shares voting on the resolution in question, excluding the votes attached to all Voting Shares Beneficially Owned by the Major Shareholder involved in the Specified Transaction in question or, in the case of a vote on a matter referred to in clause (H) of subsection 7.1, excluding the votes attached to all Voting Shares Beneficially Owned by any Major Shareholder.

(L)	“Non-Interested Shareholder” means a holder of Voting Shares of the Corporation, other than a Major Shareholder.

(M)	“Non-Voting Equity Shares” means Equity Shares
(i)	which are not Voting Shares;
(ii)	to which are attached voting rights that are less, on a per share basis, than the voting rights attaching to any other shares of an outstanding class or series of shares of the Corporation; or
(iii)	that carry a vote subject to some limit or restriction on the number or percentage of shares that may be voted by a person or group of persons.
(N)	“person” includes any individual, partnership, firm, body corporate, association, trust, trustee, executor, administrator, legal representative, unincorporated organization or other entity or group.
(O)	“product” means real and personal property of every description manufactured, supplied, furnished or produced including, without limitation, energy, however produced or supplied.
(P)
“series of transactions” includes not only a series of transactions with the same Major Shareholder but also a series of separate transactions with a Major Shareholder or any Affiliate or Associate of such Major Shareholder or any combination of them.

(Q)	“service” means a service of any description, including, without limitation, an industrial, trade, financial or professional service.
(R)	“Specified Transaction” means any transaction which is referred to in any one or more of clauses (A) through (I) of subsection 7.1.
(S)	“Subsidiary”: a company shall be deemed to be Subsidiary of another company if
(i)	it is controlled by
(a)	that other, or
(b)	that other and one or more companies each of which is controlled by that other, or
(c)	two or more companies each of which is controlled by that other, or
(ii)	it is a subsidiary of a company that is that other’s subsidiary.
(T)
“take-over bid” means an offer to purchase, directly or indirectly, Equity Shares that is made to holders of Equity Shares by take-over bid circular pursuant to applicable securities legislation or by stock exchange take-over bid through the facilities of a stock exchange recognized by applicable Canadian and provincial laws for such purpose and made in accordance with the rules of the exchange.

(U)
“Voting Shares” means the outstanding shares of the Corporation entitled to vote generally in the election of directors under all circumstances or by reason of the occurrence of an event that has occurred and is continuing.

(V)	“class of Voting Shares” shall include a series of a class of Voting Shares.
7.3	No Effect on Obligations. Nothing contained in this Section 7 shall be construed to relieve any Major Shareholder from any obligation, liability or responsibility imposed by law.
7.4
Amendment or Repeal.  In addition to any other approval required by Law, a resolution passed by the affirmative vote of a Majority of the Non-Interested Shareholders and a majority of the votes cast by holders of Voting Shares shall be required to amend, alter or repeal, or adopt any provision or provisions inconsistent with any provision or provisions of this Section 7.

7.5	Non-Application. The provisions o:f clauses (A) to (G) of subsection 7.1, and clause (I) of subsection 7.1 as it applies to clauses (A) to (G) of subsection 7.1, do not apply where:
(A)
the Major Shareholder is a person, or an assignee of or successor to a person, who, in order to become the Beneficial Owner of more than 20% of the Voting shares, made a single take-over bid for all the Equity Shares not Beneficially Owned by such person and as a consequence of the take-over bid acquired Beneficial Ownership of 66-2/3% or more of the Equity Shares not already Beneficially Owned by such person; or

(B)	the Major Shareholder is the Beneficial Owner of more than 85% of the Equity Shares.
7.6
Certain Exemptions.  The provisions of clauses (A), (B), (C) and (D) of subsection 7.1 shall not apply where the Specified Transaction is solely between or among the Corporation and one or more Subsidiaries or Associates of the Corporation or of a Subsidiary of the Corporation, where the relationship of Subsidiary or Associate arises through the direct beneficial ownership or control by the Corporation or a Subsidiary of the Corporation of shares or securities of the Subsidiary or Associate and not by way of deemed beneficial ownership or control.

7.7
Severability.  If any provision contained in this Section 7 is determined to be invalid in whole or in part, it shall not be deemed to affect or impair the validity of any other provision contained in this section.